PRESS RELEASE

CooperCompanies Appoints Lawrence E. Kurzius to Board of Directors

SAN RAMON, Calif., November 30, 2023 – CooperCompanies (Nasdaq: COO) announced today that its Board of Directors has appointed Lawrence E. Kurzius as an independent director, effective December 1, 2023. Kurzius has also been appointed to serve on the Audit Committee and Organization & Compensation Committee when he joins the Board.

“We are thrilled to welcome Lawrence to our Board of Directors,” said Al White, President and CEO. “His track record of successfully leading a complex, multinational organization will be extremely valuable to CooperCompanies as we continue to drive global growth at CooperVision and CooperSurgical.”

Kurzius served as Chief Executive Officer of McCormick and Company from 2016-2023, and President from 2015-2022. He held roles of increasing responsibility at the company beginning in 2003, including President and Chief Operating Officer (2015-2016), President of the company’s global consumer business (2013-2016), Chief Administrative Officer (2013-2015), President of the international business (2008-2013), and President of EMEA (2007-2008). Previously, Kurzius was the Chief Executive Officer of Zatarain’s, where he worked for 12 years before the company was acquired by McCormick. Prior to this, Kurzius was a marketing executive with the Quaker Oats Company and Mars Inc.’s Uncle Ben’s Company. He currently serves as the Executive Chairman of the Board of Directors of McCormick and Company, and he is on the board of Elanco Animal Health Inc.

About CooperCompanies

CooperCompanies (Nasdaq: COO) is a leading global medical device company focused on improving lives one person at a time. The Company operates through two business units, CooperVision and CooperSurgical. CooperVision is a trusted leader in the contact lens industry, improving the vision of millions of people every day. CooperSurgical is a leading fertility and women’s health company dedicated to assisting women, babies and families at the healthcare moments that matter most. Headquartered in San Ramon, CA, CooperCompanies (“Cooper”) has a workforce of more than 15,000 with products sold in over 130 countries. For more information, please visit www.coopercos.com.

Contact:

Kim Duncan
Vice President, Investor Relations and Risk Management
925-460-3663
ir@cooperco.com